Exhibit 99.1

ITG RELEASES JULY 2015 U.S. TRADING VOLUMES

NEW YORK, August 10, 2015 — ITG (NYSE: ITG), a leading independent execution broker and research provider, today announced that July 2015 U.S. trading volume was 4.3 billion shares and average daily volume (ADV) was 197 million shares. This compares to 4.0 billion shares and ADV of 182 million shares in June 2015 and 3.2 billion shares and ADV of 143 million shares in July 2014. There were 22 trading days in each of July 2015, June 2015 and July 2014.

In addition to overall U.S. trading volumes, ITG also provides a monthly summary of average daily volume (double counted) and average trade size for the POSIT crossing network and the POSIT Alert indications system for block crossing.

ITG U.S. Trading Activity

	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volume	Average POSIT Daily Volume	Average POSIT Trade Size	Average POSIT Alert Daily Volume	POSIT Alert Average Trade Size	POSIT Alert Avg. Trade Size Ex- Algos*

July 2015	22	4,341,645,239	197,347,511	101,042,000	260	16,215,909	13,074	32,526

Year-to-Date:	146	27,511,607,063	188,435,665	93,901,299	263	16,048,336	15,586	34,192

*Excluding shares crossed through POSIT Alert from ITG algorithms

These statistics are preliminary and may be revised in subsequent updates and public filings. Volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com and are available via a downloadable spreadsheet file.

ABOUT ITG

ITG is an independent execution broker and research provider that partners with global portfolio managers and traders to provide unique data-driven insights throughout the investment process. From investment decision through settlement, ITG helps clients understand market trends, improve performance, mitigate risk and navigate increasingly complex markets. ITG is headquartered in New York with offices in North America, Europe, and Asia Pacific. For more information, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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